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                               COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
                          EXHIBIT 11.1 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                            Year ended February 29(28),
                               (Dollar amounts in thousands, except per share data)


                                                                    1996              1995              1994
                                                                --------------    --------------    --------------
PRIMARY
   Net earnings                                                    $195,720           $88,407         $179,460
   Preferred stock dividend requirement                                -                 -                (732)
                                                                --------------    --------------    --------------

   Net earnings applicable to common stock                         $195,720           $88,407         $178,728
                                                                ==============    ==============    ==============


   Average shares outstanding                                        98,352            91,240           88,792
   Net effect of dilutive stock options - based on the
treasury
     stock method using average market price                          1,918               847            1,709
                                                                --------------    --------------    --------------

         Total average shares                                       100,270            92,087           90,501
                                                                ==============    ==============    ==============

   Per share amount                                                   $1.95             $0.96            $1.97
                                                                ==============    ==============    ==============


FULLY DILUTED
   Net earnings                                                    $195,720           $88,407          $179,460
                                                                ==============    ==============    ==============


   Average shares outstanding                                        98,352            91,240            88,792
   Net effect of dilutive stock options -- based on the
treasury
     stock method using the year-end market price, if higher
     than average market price                                        1,918               976            1,709
   Assumed conversion of convertible preferred shares                  -                 -               1,944
                                                                --------------    --------------    --------------

         Total average shares                                       100,270            92,216           92,445
                                                                ==============    ==============    ==============

   Per share amount                                                   $1.95             $0.96            $1.94
                                                                ==============    ==============    ==============
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